Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	November 1, 2003 through November 30, 2003
Payment Date	12/26/03

Aggregate Amount Collected for the Collection Period

Interest	$2,269,129.33
Principal Collections	$34,294,342.60
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$126,666.67
(ii)	Noteholder’s Interest	$1,048,896.46	1.104101533
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,093,566.20
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	Noteholder’s Principal Distribution	$15,723,150.86	16.55068512
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,093,566.20

Balances

	Factors per Original
Beginning Note Balance	$818,185,258.59	0.86125
Ending Note Balance	$802,462,107.73	0.84470
Change	$15,723,150.86	0.01655
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$832,993,975.39	0.87684
Ending Pool Balance	$817,270,824.53	0.86029
Change	$15,723,150.86	0.01655
Beginning Principal Balance	$832,993,975.39	0.95737
Ending Principal Balance	$817,270,824.53	0.93930
Change	$15,723,150.86	0.01807
Additional Draws	$18,661,857.49
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies

	#		$
Two statement cycle dates:		9		$435,466.67
Three statement cycle dates:		3		$76,383.56
Four statement cycle dates:		4		$168,698.17
Five statement cycle dates:		1		$232,250.89
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		3		$92,907.87
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		5		$92,723.14

Other Information

Gross WAC for Collection Period		4.165%
Net WAC Rate for Collection Period		3.513%
Mortgage Loans Repurchased ( # / $ )	0	$—
Beginning Pre-funding Account Balance		$—
Beginning Funding Account Balance		$—
Beginning Captialized Interest Account Balance		$—
Ending Pre-funding Account Balance		$—
Ending Capitalized Interest Account Balance		$—
Ending Funding Account Balance		$—
Overcollateralization Amount (Beginning)		$14,808,716.80
Overcollateralization Target		$14,342,907.87
Overcollateralization Amount (Ending)		$14,808,716.80
Certificate Balance		$—
Gross CPR (1 mo. Annualized)		39.701%
Net CPR (1 mo. Annualized)		20.441%
Draw Rate (1 mo. Annualized)		23.807%
WAM		216.08
AGE		16.69

Wachovia Bank, National Association
as Servicer